SUB-ADVISORY AGREEMENT

BETWEEN

SILVERPEPPER, LLC

AND ABSOLUTE RETURN STRATEGIES, LTD.

THIS SUB-ADVISORY AGREEMENT (the “Agreement”), dated as of December 29, 2021, is entered into by and between SILVERPEPPER LLC, a Delaware limited liability company with its principal office and place of business at 332 Skokie Valley Road, Suite 224, Highland Park, Illinois 60035 (the “Advisor”) and Absolute Return Strategies, Ltd., a limited company organized under the laws of the Cayman Islands with its principal office and place of business at 2 Carbury, 16 Fairfield Road, Eastbourne, East Sussex BN20 7LK, United Kingdom (the “Sub-advisor”).

WHEREAS, Advisor has entered into an Investment Advisory Agreement dated December 29, 2021 (the “Advisory Agreement”) with Investment Managers Series Trust, a Delaware statutory trust, with its principal office and place of business at 235 West Galena Street, Milwaukee, Wisconsin 53212 (the “Trust”);

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, no par value, in separate series;

WHEREAS, pursuant to the Advisory Agreement, and subject to the direction and control of the Board of Trustees of the Trust (the “Board”), the Advisor acts as investment advisor for the series of the Trust listed on Appendix A hereto (the “Fund”);

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision of the Board, to delegate certain of its duties under the Advisory Agreement to other registered investment advisors subject to the requirements of the 1940 Act;

WHEREAS, it is intended that the Trust be a third-party beneficiary under this Agreement; and

NOW THEREFORE, the parties to this Agreement agree that the Initial Agreement is amended and restated in its entirety as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a) The Advisor hereby appoints and employs the Sub-advisor, subject to the direction and control of the Board, to manage the investment and reinvestment of the assets of the Fund and, without limiting the generality of the foregoing, to provide other services as specified herein. The Sub-advisor accepts this employment and agrees to render its services for the compensation set forth herein.

(b) In connection therewith, the Advisor has delivered to the Sub-advisor copies of (i) the Trust’s Declaration of Trust and Bylaws, (ii) the Trust’s current Prospectus and Statement of Additional Information for the Fund (collectively, as currently in effect and as amended or supplemented, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act, (iii) each plan of distribution or similar document adopted by the Trust with respect to the Fund under Rule 12b-1 under the 1940 Act (each a “Plan”) and each current shareholder service plan or similar document adopted by the Trust with respect to the Fund as appropriate; and (iv) all procedures adopted by the Trust with respect to the Fund, and shall promptly furnish the Sub-advisor with all amendments of or supplements to the foregoing. The Advisor shall deliver, upon the execution of this Agreement, to the Sub-advisor: (x) a copy of the resolution of the Board appointing the Sub-advisor as a sub-advisor to the Fund and authorizing the execution and delivery of this Agreement; and (y) a copy of all proxy statements and related materials relating to the Fund. The Advisor further agrees to deliver any other documents, materials or information with respect to the Trust or the Fund that the Sub-advisor shall reasonably request. The Advisor agrees that it shall deliver revised or amended copies of all of the foregoing documents promptly after such revisions or amendments are made.

(c) The Sub-advisor has delivered to the Advisor (i) a copy of its Form ADV as most recently filed with the SEC; (ii) a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Ethics Code”); and (iii) a copy of its compliance manual pursuant to applicable regulations, including its proxy voting policies and procedures, which proxy voting policies and procedures will be included in the Trust’s registration statement. The Sub-advisor shall promptly furnish the Advisor with all amendments of and supplements to the foregoing at least annually.

SECTION 2. DUTIES OF THE ADVISOR

In order for the Sub-advisor to perform the services required by this Agreement, the Advisor (i) shall cause all service providers to the Trust to furnish information to the Sub-advisor and assist the Sub-advisor as reasonably required by the Sub-advisor, (ii) shall ensure that the Sub-advisor has reasonable access to all records and documents relevant to the Fund maintained by the Trust, the Advisor or any service provider to the Trust, and (iii) shall deliver to the Sub-advisor copies of all material relevant to the Sub-advisor or the Fund that the Advisor provides to the Board in accordance with the Advisory Agreement.

SECTION 3. DUTIES OF THE SUB-ADVISOR

(a) The Sub-advisor will make decisions with respect to all purchases and sales of securities and other investment assets in the Fund in accordance with the Registration Statement and all applicable laws and regulations including the 1940 Act, the Securities Act and the Internal Revenue Code of 1986, as amended. The Sub-advisor will also vote all proxies for securities and exercise all other voting rights with respect to such securities in accordance with the Sub-advisor’s written proxy voting policies and procedures, in each case to the extent such authority is delegated by the Advisor. To carry out such decisions, the Sub-advisor is hereby authorized, as agent and attorney-in-fact for the Trust and the Fund, for the account of, at the risk of and in the name of the Trust and the Fund, to place orders and issue instructions with respect to those transactions of the Fund. In all purchases, sales and other transactions in securities and other investments for the Fund, the Sub-advisor is authorized to exercise full discretion and act for the Trust and the Fund in the same manner and with the same force and effect as the Trust or the Fund might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, such as proxy voting with respect to the securities of the Fund.

Consistent with Section 28(e) of the Securities and Exchange Act of 1934, as amended, the Sub-advisor may allocate brokerage on behalf of the Fund to broker-dealers who provide brokerage or research services to the Sub-advisor. The Sub-advisor may aggregate sales and purchase orders of the assets of the Portfolio with similar orders being made simultaneously for other accounts advised by the Sub-advisor or its affiliates. Whenever the Sub-advisor simultaneously places orders to purchase or sell the same asset on behalf of the Fund and one or more other accounts advised by the Sub-advisor, the Sub-advisor will allocate the order as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(b) The Sub-advisor will report to the Board at each meeting thereof as requested by the Advisor or the Board all material changes in the Portfolio since its previous report. The Sub-advisor will also furnish the Board and the Advisor with such statistical and analytical information with respect to investments of the Fund as the Advisor and Board reasonably may request.

(c) The Sub-advisor will from time to time employ or associate with such persons as the Sub-advisor believes to be particularly fitted to assist in the execution of the Sub-advisor's duties hereunder, the cost of performance of such duties to be borne and paid by the Sub-advisor. No obligation may be incurred on the Trust’s or Advisor’s behalf in any such respect.

(d) The Sub-advisor will report to the Board and the Advisor all material matters related to the Sub-advisor. On an annual basis, the Sub-advisor shall report on its compliance with its Code and its compliance policies and procedures to the Advisor and the Board and upon the reasonable written request of the Advisor or the Trust, the Sub-advisor shall permit the Trust to examine the reports required to be made to the Sub-advisor under the Code and its compliance policies and procedures. The Sub-advisor will notify the Trust in writing of any change of control of the Sub-advisor at least 90 days prior to any such changes and any changes in the key personnel who act as the portfolio manager(s) of the Fund or senior management of the Sub-advisor, as promptly as possible, and in any event prior to such change.

(e) The Sub-advisor shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-advisor pursuant to this Agreement required to be prepared and maintained by the Sub-advisor pursuant to applicable law. To the extent required by law, the books and records pertaining to the Trust which are in possession of the Sub-advisor shall be the property of the Trust. The Advisor and the Trust and its or their respective representatives shall have access to such books and records during the Sub-advisor's normal business hours upon at least one day’s prior written notice. Upon the reasonable request of the Advisor or the Trust, copies of any such books and records shall be provided promptly by the Sub-advisor to the Advisor and the Trust, or their respective representatives.

(f) The Sub-advisor will cooperate with the Fund’s independent public registered accounting firm and shall make all necessary information available to the accounting firm for the performance of the accounting firm’s duties upon reasonable request.

(g) The Sub-advisor will upon reasonable request cooperate with the Advisor and take all reasonable actions necessary to inform the Advisor and the Fund’s shareholders, and prospective shareholders, of the Fund’s investment strategy and the ongoing execution of that investment strategy as it pertains to the Fund, either through in-person meetings, telephonically, written or other audio/visual communication mediums as required by the Advisor.

(h) The Sub-advisor will provide the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Fund’s assets under the Sub-advisor’s control as the custodian and fund accountant may reasonably request. In accordance with procedures adopted by the Board, the Sub-advisor is responsible for assisting in the fair valuation of all Fund assets and will use its reasonable efforts to arrange for the provision of prices from parties who are not affiliated persons of the Sub-advisor for each asset for which the Fund’s fund accountant does not obtain prices in the ordinary course of business.

(i) The Sub-advisor shall have no duties or obligations pursuant to this Agreement (other than the continuation of its preexisting duties and obligations) during any period in which the Fund invests all (or substantially all) of its investment assets in a registered, open-end management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act, pursuant to the instruction of the Advisor and of the Trust’s Board of Trustees. In such event, the Sub-advisor may terminate this Agreement upon written notice to the Advisor as outlined in Section 6(c) of this Agreement.

(j) For the purpose of complying with Rule 10f-3, Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable rule or regulation, the Sub-advisor will not, with respect to transactions in securities or other assets for the Portfolio, consult with any other sub-advisor to the Fund or any other series of the Trust.

(k) the Sub-Advisor shall at all times conform to, and act in accordance with, the policies and procedures adopted by the Trust with respect to the Fund, including the policies and procedures with respect to trade errors and the correction procedures which includes notifying the Trust’s Chief Compliance Officer and Co-Administrator, Mutual Fund Administration, LLC, of such trade error, and reimbursing the Fund with respect to any losses incurred.

SECTION 4. COMPENSATION; EXPENSES

(a) In consideration of the foregoing, the Advisor shall pay the Sub-advisor, with respect to the Fund, a fee as specified in Appendix B hereto. Such fees shall be accrued by the Advisor daily and shall be payable monthly in arrears on the first business day of each calendar month for services performed hereunder during the prior calendar month. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. The fee payable to the Sub-advisor under this Agreement will be reduced to the extent required by any expense limitation agreement. Each of the Advisor and Sub-advisor may voluntarily absorb certain Fund expenses or waive all or a portion of its fee. Upon the termination of this Agreement with respect to the Fund, the Advisor shall pay to the Sub-advisor such compensation as shall be payable prior to the effective date of termination.

(b) During the term of this Agreement, the Sub-advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Portfolio. The Sub-advisor shall, at its sole expense, employ or associate itself with such persons as it reasonably believes to be particularly fitted to assist it in the execution of its duties under the Agreement. Except as set forth in Appendix B, the Sub-advisor shall not be responsible for the Trust’s, the Fund’s or the Advisor’s expenses, including any extraordinary and non-recurring expenses.

(c) No fee shall be payable hereunder with respect to the Fund during any period in which the Fund invests all (or substantially all) of its investment assets in a registered, open-end, management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act, pursuant to the instruction of the Advisor and of the Trust’s Board of Trustees.

(d) The Sub-Advisor shall be responsible for the cost of all insurance required by the Trust with respect to the Sub-advisor under this Agreement.

SECTION 5. STANDARD OF CARE

(a) The Advisor shall expect of the Sub-advisor, and the Sub-advisor will give the Advisor and the Trust the benefit of, the Sub-advisor's best judgment and efforts in rendering its services hereunder. The Sub-advisor shall not be liable to the Advisor or the Trust hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-advisor against any liability to the Advisor or the Trust to which the Sub-advisor would otherwise be subject by reason of willful misconduct, bad faith or negligence in the performance of the Sub-advisor's duties hereunder, or by reason of the Sub-advisor's reckless disregard of its obligations and duties hereunder.

(b) The Sub-advisor shall not be liable to the Advisor or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Sub-advisor by a duly authorized officer of the Advisor or the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board.

(c) The Sub-advisor shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-advisor’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d) The parties hereto acknowledge and agree that the Trust is a third-party beneficiary as to the covenants, obligations, representations and warranties undertaken by the Sub-advisor under this Agreement and as to the rights and privileges to which the Advisor is entitled pursuant to this Agreement, and that the Trust is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

SECTION 6. EFFECTIVENESS, DURATION AND TERMINATION

(a) This Agreement shall become effective with respect to the Fund as of the date hereof; provided, however, that the Agreement has been approved by (i) the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Trust’s Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

(b) After the second anniversary, if not terminated with respect to the Fund, this Agreement shall continue in effect for successive annual periods with respect to the Fund thereafter; provided that such continuance is specifically approved at least annually (i) by the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

(c) This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, (i) by the Board, by a vote of a majority of the outstanding voting securities of the Fund or by the Advisor on 60 days' written notice to the Sub-advisor or (ii) by the Sub-advisor on 60 days' written notice to the Trust. This Agreement shall terminate immediately (x) upon its assignment or (y) upon termination of the Advisory Agreement.

SECTION 7. ACTIVITIES OF THE SUB-ADVISOR

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Sub-advisor's right, or the right of any of the Sub-advisor's directors, officers or employees, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

SECTION 8. REPRESENTATIONS OF SUB-ADVISOR.

The Sub-advisor represents and warrants to the Advisor that:

(a) It will be registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect;

(b) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

(c) It will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; and

(d) It will promptly notify the Advisor and the Trust of the occurrence of any event that would disqualify the Sub-advisor from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(e) The information contained in any written materials prepared by it which relate to the Trust or the Fund (the “Written Materials”), other than information supplied by the Advisor is true, accurate, and complete in all material respects and does not contain any misleading or untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

SECTION 9. REPRESENTATIONS OF THE ADVISOR

The Advisor hereby represents and warrants to the Sub-advisor as follows:

(a) It is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect;

(b) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

(c) It will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; and

(d) It will promptly notify the Sub-advisor and the Trust of the occurrence of any event that would disqualify the Advisor from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(e) The information contained in any written materials prepared by it which relate to the Trust or the Fund (the “Written Materials”), other than information supplied by the Sub-advisor, is to the knowledge of it, true, accurate, and complete in all material respects and does not contain any misleading or untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading

(i) The Fund is not subject to (x) Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including by reason of Section 3(42) of ERISA and any regulations promulgated thereunder, or (y) any similar provisions that may be set forth under applicable state law.

SECTION 10. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or of the Fund under this Agreement, and the Sub-advisor agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Sub-advisor's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Fund.

SECTION 11. INDEMNIFICATION

The Advisor shall indemnify the Sub-advisor against any loss, liability, claim, or reasonable attorneys’ fees (collectively, “Losses”) arising out of (i) a breach of any representation, warranty, covenant, or term of this Agreement by the Advisor, (ii) an untrue statement of a material fact contained in the Written Material or any amendment or supplement thereto, or an omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was not made in reliance upon written information furnished to the Advisor by the Sub-advisor and (iii) any acts or omissions due to the Advisor’s bad faith, willful misconduct, or negligence; provided however that the Advisor will not indemnify the Sub-advisor for Losses resulting from the Sub-advisor’s bad faith, willful misconduct, or negligence of its duties or obligations under this Agreement.

The Sub-advisor shall indemnify the Advisor against any Losses arising out of (i) a breach of any representation, warranty, covenant, or term of this Agreement by the Sub-advisor, (ii) an untrue statement of a material fact contained in the Written Material or any amendment or supplement thereto, or an omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to the Advisor by the Sub-advisor ( iii) any acts or omissions due to the Sub-Advisor’s bad faith, willful misconduct, or negligence; provided however that the Sub-advisor will not indemnify the Advisor for Losses resulting from the Advisor’s bad faith, willful misconduct, or negligence of its duties or obligations under this Agreement or (iv) any action taken by the Sub-advisor or its current or future affiliates to subvert the exclusive nature of the provision of its Sub-advisory services to the Advisor under Section 12(d) of this Agreement

SECTION 12. MISCELLANEOUS

(a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and approved by the Trust in the manner set forth in Section 6(b) hereof.

(b) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d) The provision of investment advisory services by the Sub-advisor to the Advisor is exclusive, such that the Sub-advisor and its managing member may not enter into another advisory or sub-advisory agreement to provide investment advisory services to another registered investment company offering a similar emerging-markets currency ~~merger-arbitrage~~ investment strategy.

(e) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(f) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(g) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both the Advisor and the Sub-advisor and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(h) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(j) No affiliated person, employee, agent, director, officer or manager of the Sub-advisor shall be liable at law or in equity for the Sub-advisor’s obligations under this Agreement.

(k) The terms "vote of a majority of the outstanding voting securities", "interested person", "affiliated person," “control” and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

(l) Each of the undersigned warrants and represents that he or she has full power and authority to sign this Agreement on behalf of the party indicated and that his or her signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

SILVERPEPPER LLC

Name:	Patrick Reinkemeyer
Title:	President

ABSOLUTE RETURN STRATEGIES LTD.

Name:	John Dean
Title:	Managing Member

Appendix A

Series of the Trust:

SilverPepper Long/Short Emerging Markets Currency Fund

Appendix B

Fees and Expenses:

The Advisor will pay to the Sub-advisor [ ] of the Fund's average daily net assets, subject to reduction as set forth below.

Pursuant to the Amended and Restated Operating Expenses Limitation Agreement (the “Expense Limitation Agreement”) between the Trust and the Advisor dated December 29, 2021, the Advisor has contractually agreed to waive its fees and/or pay for operating expenses of the Long/Short Emerging Markets Currency Fund to ensure that the Fund’s total annual fund operating expenses (excluding, as applicable, taxes, leverage interest, brokerage commissions, dividend and interest expenses on short sales, acquired fund fees and expenses as determined in accordance with Form N-1A, expenses incurred in connection with any merger or reorganization, and extraordinary expenses such as litigation expenses) do not exceed 1.85% of the average daily net assets of the Long/Short Emerging Markets Currency Fund’s Institutional Class shares (the “Expense Limitation”). The Expense Limitation Agreement is in effect until December 29, 2022, and for each subsequent one-year period for which the Expense Limitation Agreement is automatically renewed pursuant its terms, and it may be terminated or amended prior to the end of the term with the approval of the Trust’s Board of Trustees.

If the gross operating expenses of the Fund for a period exceed the Expense Limitation for such period and the Advisor is required to waive its entire advisory fee and to pay to the Fund an amount sufficient to ensure that the Fund’s net operating expenses for such period do not exceed the Expense Limitation (each such payment a “Subsidy Payment”), the Advisor shall waive its entire advisory fee otherwise due to it pursuant to the Advisory Agreement with respect to such period, the Sub-advisor shall waive its entire sub-advisory fee otherwise due to it pursuant to this Agreement with respect to such period, and the Advisor shall be solely responsible for making any and all Subsidy Payments for such period. If the Advisor makes any such Subsidy Payments, the Sub-advisor shall waive its entire sub-advisory fee otherwise due to it pursuant to this Agreement for all subsequent periods until such time as the Advisor has received aggregate net advisory fees from the Fund in an amount equal to all previous Subsidy Payments. If the Advisor is required to waive advisory fees pursuant to the Expense Limitation Agreement and the Advisor has received aggregate net advisory fees from the Fund in an amount equal to all previous Subsidy Payments, the Sub-Advisor shall waive the sub-advisory fees otherwise due to it in an amount equal to the amount waived by the Advisor, up to the Sub-advisor’s entire sub-advisory fee.